CODESMART HOLDINGS, INC.

CERTIFICATE NUMBER

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

SHARES

CUSIP NO.

PAR VALUE $0.0001
PREFERRED A

THIS CERTIFIES THAT SPECIMEN

IS THE OWNER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE PREFERRED A STOCK PAR VALUE OF $0.0001 EACH OF

CodeSmart Holdings, Inc.

TRANSFERABLE ON THE BOOKS OF THE CORPORATION IN PERSON OR BY DULY AUTHORIZED ATTORNEY UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED. THIS CERTIFICATE IS NOT VALID UNTIL COUNTERSIGNED BY THE TRANSFER AGENT AND REGISTERED BY THE REGISTRAR. WITNESS THE FACSIMILE SEAL OF THE CORPORATION AND THE FACSIMILE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED:

COUNTERSIGNED AND REGISTERED:
ISLAND STOCK TRANSFER
Transfer Agent

By

Authorized Signature

Ira Shapiro
Chief Executive Officer

Sharon Franey
Chief Operating Officer

CodeSmart Holdings, Inc.
Corporate Seal
Florida

15500 Roosevelt BLVD, Suite 301 Clearwater FL 33760
727.289.0010